Exhibit 23.01

Consent of Independent Auditors

The Board of Directors
Ocular Sciences, Inc.:

We consent to the incorporation by reference in registration statements (No. 333-88468, No. 333-65546, No. 333-62480, No. 333-82187, and No. 333-32999) on Form S-8 of Ocular Sciences, Inc. of our report dated February 11, 2004 with respect to the consolidated balance sheets of Ocular Sciences, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of Ocular Sciences, Inc.

Our report dated February 11, 2004 contains an explanatory paragraph that refers to the Company’s change in its method of accounting for goodwill and other intangible assets.

KPMG LLP

San Francisco, California

March 12, 2004